Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-181748 and 333-208213) and Form S-8 (No. 333-147510, 333-179227, 333-187467, and 333-203892) of ZAGG Inc of our report dated May 17, 2016 relating to the financial statements of mophie inc., which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Grand Rapids, MI

May 17, 2016